Exhibit 8.1

July 7, 2005

Board of Directors
Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801

Board of Directors
Keystone Financial Corporation
107 West Michigan Avenue
Kalamazoo, Michigan 49007

Re:	Tax Opinion Regarding Merger/Internal Revenue Code Section 368(a)(1)(A)

Gentlemen:

        We have acted as counsel to Firstbank Corporation, a Michigan corporation (“Firstbank”), in connection with the proposed statutory merger (the “Merger”) of Keystone Financial Corporation, a Michigan corporation (“Keystone”), with and into Firstbank, pursuant to which the shareholders of Keystone will receive common shares of Firstbank (“Company Shares”) and cash subject to the Agreement and Plan of Merger dated as of May 11, 2005, between Keystone and Firstbank (the “Merger Agreement”), in exchange for their outstanding common shares of Keystone (“Keystone Shares”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Terms not otherwise defined herein shall have the same meaning as when used in the Merger Agreement.

        In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to therein; and (ii) the Prospectus and Proxy Statement (the “Prospectus”) relating to the Merger and included in the Registration Statement of Firstbank on Form S-4, as amended (the “Registration Statement”) filed by Firstbank with the Securities and Exchange Commission on July 8, 2005. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        For purposes of the opinions set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of Firstbank and Keystone. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, and that the facts, statements, and other information contained in the Prospectus relating to the Merger are true, correct, and complete in all material respects.

        The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are further based upon the continued accuracy and completeness of the documents, certifications, and representations referred to above as of the Effective Time.

Exhibit 8.1 - 1

        In reliance on the assumptions and the representations referenced above, and subject to the limitations and qualifications stated herein, we are of the opinion that:

        1.        The merger of Keystone with and into Firstbank will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and Firstbank and Keystone will each be a “party to a reorganization” within the meaning of section 368(b).

        2.        The basis of the assets of Keystone acquired by and in the hands of Firstbank will be, in each case, the same as the basis of such assets in the hands of Keystone immediately before the consummation of the merger.

        3.        No gain or loss will be recognized by Firstbank upon the receipt by Firstbank of substantially all of the assets of Keystone in exchange for Firstbank shares and the assumption by Firstbank of the liabilities of Keystone.

        4.        The holding period of Keystone’s assets in the hands of Firstbank will, in each case, include the holding period during which such assets were held by Keystone immediately before the consummation of the merger.

        Our opinion may not be applicable to all shareholders, including, without limitation, (1) a Keystone shareholder whose Keystone shares are not held as a capital asset; or (2) a Keystone shareholder who is subject to special treatment under the Code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or a non-United States citizen.

        Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.

        Our opinion is based upon existing law and currently applicable authority, including Treasury regulations, and administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and other authorities, including statutory provisions and judicial decisions interpreting them, are subject to change, with possible retroactive effects, and we undertake no obligation to advise you of any change in any matter set forth herein.

        Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. No opinion is expressed herein concerning the effect of state, local, and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the Code or the Treasury regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the exchange of any Keystone shares in the merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.

        No advance ruling has been obtained from the Internal Revenue Service regarding the merger described herein. An opinion of counsel represents counsel’s best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Internal Revenue Service or courts will not take positions contrary to our opinion; however, we believe that the positions stated in our opinion will be sustained.

        No person other than the addressees named herein may rely on this opinion for any purpose. This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, nor for any purpose other than in connection with the transaction described herein.

Exhibit 8.1 - 2

        We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Firstbank with the Securities and Exchange Commission for the purpose of registering Firstbank’s shares under the Securities Act of 1933, as amended.

Respectfully submitted,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 8.1 - 3